UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 4, 2015

General Electric Company
(Exact name of registrant as specified in its charter)

New York	001-00035	14-0689340
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3135 Easton Turnpike, Fairfield, Connecticut		06828-0001
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code (203) 373-2211

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)

On June 4, 2015, the Management Development and Compensation Committee (the "MDCC") of the Board of Directors of General Electric Company (the "Company" or "GE") modified one of the four performance metrics for outstanding long-term performance awards ("LTPAs") in light of the Company's April 2015 announcement that it planned to reduce the size of its financial services businesses through the sale of most of the assets of its wholly owned subsidiary, General Electric Capital Corporation, and to focus on continued investment and growth in the Company's industrial businesses (the "GE Capital Exit Plan").
The MDCC granted LTPAs in 2013 to approximately 1,000 GE leaders, including GE executive officers who are "named executive officers" for purposes of the Company's proxy statement.  The awards are payable only if the Company achieves, on an overall basis for the three-year period from 2013 through 2015, specified goals based on four equally weighted performance metrics.  Under the terms of the awards, the MDCC can adjust the metrics or goals for extraordinary items.
The original LTPA program, which was adopted well in advance of the GE Capital Exit Plan announcement, had the following performance metrics: (1) cumulative operating earnings per share; (2) cumulative total cash generation; (3) 2015 Industrial earnings as a percentage of total Company earnings; and (4) 2015 return on total capital ("ROTC").  In light of the GE Capital Exit Plan, the MDCC replaced the 2015 ROTC metric with 2015 Industrial ROTC (which was a component of ROTC) to focus the incentive on driving industrial returns, recognizing that GE Capital's earnings would be reduced and the Company would temporarily hold excess liquidity in connection with the contemplated asset sales.  The threshold and maximum performance levels for 2015 Industrial ROTC are 16% and 18%, respectively.
For additional information on the LTPAs, including how Industrial ROTC is calculated, see the Company's proxy statement for the 2015 annual shareowners meeting and the proxy supplemental materials, each as filed with the Securities and Exchange Commission on March 10, 2015, and which are available at www.ge.com/proxy.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

General Electric Company
(Registrant)

Date: June 10, 2015	/s/ Brackett B. Denniston III
Brackett B. Denniston III Senior Vice President, General Counsel and Secretary

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